Exhibit 99.1

Courier Expands Publishing Business with Acquisition of Creative Homeowner

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--April 28, 2006--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, today announced that it has acquired Federal Marketing Corporation, d/b/a Creative Homeowner, a New Jersey-based publisher and distributor of books, house plans and related products for the $340-million home and garden retail book market. With sales of $24 million in calendar 2005, Creative Homeowner significantly expands the size and reach of Courier's specialty book publishing segment, which also includes Dover Publications and Research & Education Association, Inc. (REA). The acquisition was completed as a cash transaction, with Courier purchasing 100% of the stock of Creative Homeowner for $37 million.
    "Since entering the specialty publishing business with our acquisition of Dover back in 2000, we have continued to look for additional publishers with similar business models, strong management and unrealized growth opportunities," said Courier Chairman and Chief Executive Officer James F. Conway III. "Two years ago we found one in REA. Now, with Creative Homeowner, we have taken a much larger step into one of the highest-growth markets in the book publishing industry. Creative Homeowner books have been strikingly successful at capturing the imagination of today's families, with dozens of titles holding #1 or #2 market positions in their categories. As a result, over the last three years Creative Homeowner sales have risen at a compound annual growth rate of 9%. We are proud to welcome this nationally known brand -- and the seasoned organization behind it -- into the Courier family."
    Creative Homeowner principals Allan Blair and Henry Toolan also welcomed the transaction in a joint statement, saying, "Becoming part of Courier opens up great opportunities for our people and our brand. Courier's management skills, financial resources, manufacturing capabilities and strong customer relationships will add tremendous value to the Creative Homeowner product line, enabling it to reach a larger and more diverse audience than ever before."

    Publications tailored to home improvement markets

    For more than two decades, Creative Homeowner has served homeowners and do-it-yourselfers with a variety of publications that combine innovative design, practical guidance, elegant four-color production and excellent consumer value. With more than 100 active titles, the Creative Homeowner line covers all aspects of home design, decorating, repair and improvement as well as home arts, landscaping and gardening. The company also publishes pre-drawn house plans designed for a range of residential styles and needs, and serves as a distributor for other publishers of home and garden books. Creative Homeowner products can be viewed at the company's websites, www.creativehomeowner.com and www.ultimateplans.com.
    Creative Homeowner publications are sold nationwide at Lowe's, Home Depot and other home and garden centers as well as bookstores, book clubs, warehouse clubs and on the Internet. Principally located in Upper Saddle River, New Jersey, Creative Homeowner has approximately 200 full- and part-time employees.

    Publishing synergies

    "Creative Homeowner is an excellent fit for Courier in several ways," said Mr. Conway. "Like our other publishing businesses, it owns the vast majority of its content and has a long history of profitable, well-run operations. Equally important, it targets specialized markets and does not directly compete with the publishers we serve through our book manufacturing segment. At the same time, Creative Homeowner's emphasis on high-quality four-color production dovetails perfectly with the state-of-the-art four-color printing capabilities our book manufacturing business offers.
    "In building a top-shelf nationwide brand, Creative Homeowner has more than lived up to its name, with innovative, exciting products tailored to emerging market segments. Creative Homeowner titles are not simply category leaders, but category creators -- a capability that will have increasing value as we go forward. And the editorial and marketing organization behind this content is clearly up to the task of achieving further growth. We see the Creative Homeowner acquisition as both a valuable addition to Courier and a model for future expansion in our publishing segment."
    Creative Homeowner publisher Brian Toolan said, "Our entire organization is thrilled to become part of Courier. While we have not had a prior relationship with Courier, we have observed the progress of Dover and REA under Courier ownership with great interest. By joining forces, we will be able to play an important role in the growth and direction of Courier's publishing segment while creating new opportunities for our employees and customers."
    Following the transaction, Creative Homeowner is expected to continue to operate under its own name and management team within Courier's publishing segment. The acquisition is expected to be neutral to Courier earnings for the balance of its 2006 fiscal year, and accretive beginning in 2007.
    GLC Securities Corp., an affiliate of Gruppo, Levy & Co., acted as advisors to Creative Homeowner.

    About Courier Corporation

    Courier Corporation prints, publishes and sells books.
Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material and energy costs and availability, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, changes in operating expenses, changes in technology, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

    CONTACT: Courier Corporation
             James F. Conway III, 978-251-6000
             Chairman, President and Chief Executive Officer or
             Robert P. Story, Jr., 978-251-6000
             Senior Vice President and Chief Financial Officer www.courier.com